FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-09

-----Original Message-----
From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]
Sent: Thursday, October 09, 2014 3:14 PM
Subject: ★PRICED★ $1.27BN JPMBB 2014-C24 **PUBLIC CMBS**

JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2014-C24 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-C24

JOINT BOOKRUNNERS:  J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-LEAD MANAGERS:   J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-MANAGERS:   CREDIT SUISSE SECURITIES (USA) LLC AND KEYBANC CAPITAL MARKETS INC.
RATING AGENCIES:  MOODY'S/FITCH/KBRA
OFFERING TYPE:  SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS
CLS	(MDY/FITCH/KBRA)	SIZE	WAL	CPN	$PX	%	SPREAD
A-1	Aaa/AAA/AAA	35.864	2.97	1.5386	99.9999	1.5227	S+39
A-2	Aaa/AAA/AAA	184.014	4.95	2.9403	102.9995	2.2857	S+55
A-3	Aaa/AAA/AAA	41.040	6.94	3.0983	100.9997	2.9377	S+83
A-4A1	Aaa/AAA/AAA	190.000	9.82	3.3726	100.9995	3.2600	S+81
A-5	Aaa/AAA/AAA	297.354	9.93	3.6385	103.0000	3.2898	S+83
A-SB	Aaa/AAA/AAA	66.649	7.42	3.3675	102.9996	2.9138	S+74
A-S	Aa1/AAA/AAA	76.279	9.98	3.9142	102.9993	3.5651	S+110
B	Aa3/AA-/AA-	76.278	9.98	4.1157	102.9998	3.7651	S+130
C	A3/A-/A-	47.675	9.98	4.5754	102.5147	4.1651	S+170

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,271,315,148
NUMBER OF LOANS:	54
NUMBER OF PROPERTIES:	64
WA CUT-OFF LTV:	63.8%
WA MATURITY LTV:	58.3%
WA U/W DSCR:	1.80x
WA U/W NOI DEBT YIELD:	10.1%
TOP TEN LOANS %:	59.8%
WA TERM TO MATURITY (MOS):	109
WA AMORTIZATION TERM (MOS):	363
WA SEASONING (MOS):	1

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (36.8% of IPB)
BARCLAYS BANK PLC (27.3% of IPB)
KEYBANK NATIONAL ASSOCIATION (15.5% of IPB)
JPMORGAN CHASE BANK, N.A./COLUMN FINANCIAL, INC. (9.0% of IPB)
RAIT FUNDING, LLC (6.2% of IPB)
BARCLAYS/RAIT FUNDING, LLC (2.8% of IPB)
GENERAL ELECTRIC CAPITAL CORPORATION (2.4% of IPB)

TOP 5 PROPERTY TYPES:	RETAIL (34.9%), OFFICE (23.6%), MIXED USE (14.7%),
HOTEL (11.1%), MULTIFAMILY (11.0%)
TOP 5 STATES:	NY (27.2%), TX (19.2%), CA (9.7%), IL (5.9%), NC (5.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR CAPITAL PARTNERS, LLC
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	RAITH CAPITAL MANAGEMENT, LLC AND ALLIANCE
BERNSTEIN L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
FWP:	ATTACHED
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT OCTOBER 22, 2014

ROADSHOW
RECORDED PRESENTATION:	AVAILABLE

JPM SPG SYNDICATE CONTACTS	BARCLAYS SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154	BRIAN WIELE 212-412-5780
MICK WIEDRICK 212-834-4154	KENNY ROSENBERG 212-412-5780
JENNIFER KORNBLAU 212-834-4154	MARK LACERENZA 212-412-5780

JPM CMBS BANKING CONTACT	BARCLAYS CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467	DAN VINSON 212-528-8224

JPM CMBS TRADING DESK CONTACT	BARCLAYS CMBS TRADING CONTACT
ANDY TAYLOR 212-834-3813	MAX BAKER 212-528-7970

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

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